Exhibit 99.1

FOR IMMEDIATE RELEASE

Team, Inc. Expands Board of Directors

Announces Agreement with Engine Capital, L.P.

SUGAR LAND, Texas, February 8, 2018 -- Team, Inc. (NYSE:TISI) (“Team” or the “Company”) today announced that it has entered into an agreement with its stockholder, Engine Capital, L.P. (“Engine Capital”), pursuant to which Craig L. Martin has been appointed to Team’s Board of Directors (the “Board”). Concurrently, Brian K. Ferraioli has been appointed to the Board, expanding the total membership of the Board to nine members (including the recent appointment of the Company’s newly appointed Chief Executive Officer, Amerino Gatti). The new directors will serve an initial term expiring at the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”), and will be included in the Company’s slate of director nominees for re-election at the 2018 Annual Meeting.

“We are delighted to welcome Craig and Brian to the Board,” said Mr. Gatti. “They each bring with them years of valuable leadership and industry experience, and we look forward to their contributions to the Board as our Company continues to evaluate and execute on the comprehensive review of Team’s operating plan and cost reduction initiatives."

Pursuant to the terms of the agreement, Engine Capital will also be permitted to name one Board observer, who will be invited to attend meetings of the Board for a period of time beginning after the Company’s 2018 annual meeting of stockholders. Engine Capital has informed Team that it will name Brad Favreau of Engine Capital as the designated board observer. As part of the agreement, Engine Capital has agreed to vote all of its shares in favor of the Team nominees at Team’s 2018 annual meeting of stockholders and has entered into other customary standstill and voting commitments.  The agreement between Team and Engine Capital will be filed with the Securities and Exchange Commission.  Morgan Stanley is acting as financial advisor to Team, and Wachtell, Lipton, Rosen & Katz is acting as legal advisor.  Olshan Frome Wolosky is acting as legal advisor to Engine Capital.

About Craig L. Martin

Mr. Martin has nearly 45 years of experience in the international engineering and construction industry.  In December 2014, he retired as President and Chief Executive Officer of Jacobs Engineering Group Inc., a provider of technical, professional and construction services.  Mr. Martin became President of Jacobs in July 2002 and Chief Executive Officer in April 2006.  He also served as a member of Jacobs' board of directors from 2002 until his retirement.  Before his promotion to President, Mr. Martin served in several positions, including as Jacobs' Executive Vice President of Global Sales and Marketing.  Before joining Jacobs in 1994, Mr. Martin worked in various roles at CRSS and Martin K. Eby Construction Co.  He received his B.S. in Civil Engineering from the University of Kansas and his M.B.A. from the University of Denver. He is currently Chairman of the board of Hill International, Inc.

About Brian K. Ferraioli

Mr. Ferraioli served as Executive Vice President and Chief Financial Officer of KBR, Inc., an engineering, construction and services company. Prior to KBR, Mr. Ferraioli was Executive Vice President and Chief Financial Officer at The Shaw Group, Inc. and worked for 28 years in various finance and accounting functions with Foster Wheeler AG. He currently serves on the boards of Vistra Energy and Babcock & Wilcox Enterprises. Previously, Mr. Ferraioli served on the board of directors of B&W’s predecessor company, Babcock & Wilcox, Inc., as well as Adolfson & Peterson. He received his B.S. in accounting from Seton Hall University and his M.B.A. from Columbia University.

About Team, Inc.

Headquartered near Houston, Texas, Team Inc. is a leading provider of specialty industrial services - including inspection, mechanical services and engineering assessment - required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. These services are offered through three business units — TeamFurmanite, TeamQualspec and Quest Integrity — through more than 220 branch locations in more than 20 countries throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI."

ABOUT ENGINE CAPITAL

Engine Capital is a value-oriented special situations fund that invests both actively and passively in companies undergoing change.

Forward-Looking Statements

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company’s Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise.

Contacts

Greg L. Boane
Chief Financial Officer
(281) 388-5541